Exhibit 99.1
FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Second Quarter 2013 Results

Addison, TX - (Business Wire) - August 8, 2013 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), the owner, operator, and franchisor of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the second quarter of 2013 which ended on June 30, 2013. Fiesta also announced that it anticipates it will exceed the high-end of its previously announced 2013 restaurant development expectations, driven by new Pollo Tropical restaurant openings.

Highlights of Second Quarter 2013 Results Include:

▪	Total revenues increased 9.4% to $140.9 million, compared to $128.8 million in the prior year period;

▪	Comparable restaurant sales increased 6.4% at Pollo Tropical and 1.1% at Taco Cabana;

▪	Comparable restaurant guest traffic increased 2.8% at Pollo Tropical and decreased 0.5% at Taco Cabana;

▪	Four company-owned Pollo Tropical and three company-owned Taco Cabana restaurants were opened; and

▪
Net income increased $1.0 million to $5.0 million in the second quarter of 2013, or $0.21 per diluted share, compared to net income of $3.9 million, or $0.17 per diluted share, in the second quarter of 2012.

Tim Taft, President and Chief Executive Officer of Fiesta, commented, “We are successfully executing against our stated objectives and are very excited by what we expect to accomplish this year. Our team is growing comparable restaurant sales against robust comparisons, expanding profitability through effective cost controls and sales leverage, making infrastructure investments to support anticipated growth, and moving closer to completing our administrative transition from Carrols. Year-to-date through the second quarter, we opened a total of 11 company-owned and three international franchised restaurants. In addition, since the onset of the third quarter, we have opened three additional company-owned restaurants and have four more under construction, positioning us to exceed the high end of our annual restaurant development goals. Our development team has also completed value engineering our Pollo Tropical prototype to deliver an elevated and compelling brand experience, which will be reflected in our first restaurant built in Texas in the first quarter of 2014.”

Taft continued, “With industry-leading restaurant economics and limited direct fast-casual competitors in our markets, we continue to view Pollo Tropical as our primary expansion vehicle for the foreseeable future. In 2013, 12 of our now planned 18 new company-owned restaurants will be Pollo Tropical, and we will look to accelerate the brand's pace of new openings over the next several years as we backfill Florida, increase our penetration in Georgia and Tennessee, and build a scalable footprint in Texas. Taco Cabana is also a proven concept and an exceptionally strong cash generator. In the near-term, we are concentrating on backfilling Texas, while preparing to enter a new Southeastern market, in the first quarter of 2014. Development outside of Texas will showcase an elevated concept offering that we hope will lead to a second growth concept for FRGI.”

Taft concluded, “We believe that Pollo Tropical and Taco Cabana already possess significant brand equity and have demonstrated strong financial performance. We intend to make further enhancements to the guest experience, as well as continue to refine our economic model so that we deliver increasingly profitable sales growth over time and build long-term value for our shareholders.”

Second Quarter 2013 Financial Review
Consolidated Results
Total revenues increased 9.4% in the second quarter of 2013 to $140.9 million from $128.8 million in the second quarter of 2012. Restaurant sales in the second quarter of 2013 increased 9.4% to $140.3 million from $128.2 million in the second quarter of 2012 due to the opening of new company-owned restaurants and comparable restaurant sales growth.

Cost of sales increased slightly as a percentage of restaurant sales in the second quarter of 2013 compared to the prior year period as supply chain management initiatives and modest price increases mitigated commodity cost increases.

Restaurant wages and related expenses improved as a percentage of restaurant sales in the second quarter of 2013 compared to the prior year period primarily due to the positive impact of sales increases on fixed costs, lower workers' compensation claims and lower medical and other benefit costs.

Other restaurant operating expenses increased slightly primarily due to higher costs associated with general liability claims, partially offset by lower utility costs. Pre-opening costs increased by $0.3 million as three additional company-owned restaurants were opened compared to the prior year period.

Rent expense increased $1.1 million to $6.4 million in the second quarter of 2013 compared to $5.3 million in the prior year period. Of this increase, $0.9 million was due to certain transactions that qualified for sale-leaseback accounting treatment (and the related leases being treated as operating leases) upon the spin-off on May 7, 2012, that, until that time, had been classified as lease financing obligations.

General and administrative expenses increased $1.4 million to $12.0 million in the second quarter of 2013 from $10.6 million in the second quarter of 2012, primarily due to Fiesta employee additions and costs incurred to transition various functions from the Company's former parent company, Carrols Restaurant Group, Inc. ("Carrols").

Depreciation and amortization increased $0.8 million to $5.2 million in the second quarter of 2013 compared to $4.4 million in the prior year period. This increase was due to new company-owned restaurant development as well as remodeling expenditures for restaurants that have been updated over the past year. These expenses were offset by $0.2 million as a result of the qualification for sale treatment of certain sale-leaseback transactions upon completion of the spin-off.

Interest expense decreased $1.3 million to $5.0 million in the second quarter of 2013 from $6.3 million in the second quarter 2012, primarily due to the elimination of $1.2 million in interest expense as a result of the qualification for sale treatment of certain sale-leaseback transactions upon the completion of the spin-off.

The provision for income taxes in the second quarter of 2013 was derived using an estimated annual effective income tax rate for 2013 of 36.5%, while the provision for income taxes for the second quarter of 2012 was derived using an estimated annual effective income tax rate of 42.7%, both excluding discrete items. The estimated effective annual income tax rate for 2013 is lower than the effective annual income tax rate estimated in the second quarter of 2012, primarily due to the effect of the Work Opportunity Tax Credit that was renewed in early 2013, and adopting a consolidated filing position in the state of Florida in the third quarter of 2012.

Net income increased $1.0 million to $5.0 million in the second quarter of 2013, or $0.21 per diluted share, compared to net income of $3.9 million, or $0.17 per diluted share, in the second quarter of 2012.

Brand Results
Pollo Tropical restaurant sales increased 13.9% to $64.5 million in the second quarter of 2013 from $56.6 million in the second quarter of 2012 due to a comparable restaurant sales increase of 6.4% along with a net increase in company-owned restaurants. The growth in comparable restaurant sales resulted from a 2.8% increase in guest traffic along with a 3.6% increase in average check. Adjusted EBITDA, a non-GAAP financial measure, increased to $12.0 million in the second quarter of 2013 from $10.5 million in the second quarter of 2012. Adjusted EBITDA was negatively impacted by an increase in rent expense of $0.3 million in the second quarter of 2013 compared to the second quarter of 2012 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above, in addition to higher general and administrative and pre-opening costs associated with new restaurant development.

Taco Cabana restaurant sales increased 5.9% to $75.8 million in the second quarter of 2013 from $71.6 million in the second quarter of 2012 due to a comparable restaurant sales increase of 1.1% along with a net increase in company-owned restaurants. The growth in comparable restaurant sales resulted from a 1.6% increase in average check partially offset by a 0.5% decrease in guest traffic. Adjusted EBITDA, a non-GAAP financial measure, increased to $7.2 million in the second quarter of 2013 from $6.9 million in the second quarter of 2012. Adjusted EBITDA was negatively impacted by an increase in rent expense of $0.6 million in the second quarter of 2013 compared to the second quarter of 2012 due to the qualification for sale treatment of sale-leaseback transactions upon the completion of the spin-off, as discussed above, in addition to higher general and administrative and pre-opening costs associated with new restaurant development.

Restaurant Development
During the second quarter of 2013, Fiesta opened four new company-owned Pollo Tropical restaurants in Gainesville, Melbourne, and Pompano Beach, Florida and Kennesaw, Georgia and three new company-owned Taco Cabana restaurants in Texas, including two in Dallas and one in Waxahachie. International franchised Pollo Tropical restaurants were opened in Costa Rica, India and Panama.

As of June 30, 2013, the Company owned and operated 96 Pollo Tropical restaurants and 164 Taco Cabana restaurants and franchised 38 Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Costa Rica, Ecuador, Honduras, India, Panama, Trinidad & Tobago, and Venezuela, and eight Taco Cabana restaurants in the U.S.

Investor Conference Call Today
Fiesta will host a conference call to review second quarter 2013 results today at 4:30 PM ET. Hosting the call will be Tim Taft, President and Chief Executive Officer, and Lynn Schweinfurth, Vice President and Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 800-441-0022 or for international callers by dialing 719-325-2106. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 7189720. The replay will be available until Thursday, August 15, 2013.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.
Fiesta Restaurant Group, Inc. owns, operates and franchises the Pollo Tropical® and Taco Cabana® restaurant brands with over 300 restaurants in the U.S and internationally as of June 30, 2013. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique flavors with broad appeal at a compelling value. Both brands feature made-from-scratch cooking, fresh salsa bars, and drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements
Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects”, “intends” or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

Fiesta Restaurant Group, Inc. Consolidated Statements of Operations (in thousands, except share and per share amounts)

	(unaudited)		(unaudited)
	Three months ended (a)		Six months ended (a)
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012

Revenues:
Restaurant sales	$140,276	$128,208	$273,366	$253,774
Franchise royalty revenues and fees	604	625	1,138	1,201
Total revenues	140,880	128,833	274,504	254,975
Costs and expenses:
Cost of sales	45,318	41,301	87,729	82,085
Restaurant wages and related expenses (b)	35,819	34,136	70,935	67,961
Restaurant rent expense (c)	6,411	5,282	12,846	9,197
Other restaurant operating expenses	17,339	15,761	33,503	31,590
Advertising expense	4,455	3,874	9,004	8,166
General and administrative expenses (b)(d)(e)	11,999	10,586	24,210	21,602
Depreciation and amortization (c)	5,178	4,377	9,988	9,217
Pre-opening costs	958	705	1,789	824
Impairment and other lease charges (f)	456	(39)	551	6,861
Other income	—	—	(497)	—
Total costs and expenses	127,933	115,983	250,058	237,503
Income from operations	12,947	12,850	24,446	17,472
Interest expense (c)	5,011	6,329	10,018	14,298
Income before income taxes	7,936	6,521	14,428	3,174
Provision for income taxes	2,967	2,600	4,660	1,118
Net income	$4,969	$3,921	$9,768	$2,056

Basic and diluted net income per share (g)	$0.21	$0.17	$0.41	$0.09

Basic and diluted weighted average common shares outstanding	22,908,191	22,902,944	22,888,542	23,032,383

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and six month periods ended June 30, 2013 and July 1, 2012 included 13 weeks and 26 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $0 and $4 for the three month periods ended June 30, 2013 and July 1, 2012, respectively, and $1 and $8 for the six months periods ended June 30, 2013 and July 1, 2012, respectively. General and administrative expenses include stock-based compensation expense of $595 and $169 for the three month periods ended June 30, 2013 and July 1, 2012, respectively, and $1,020 and $1,215 for the six month periods ended June 30, 2013 and July 1, 2012, respectively.

(c) Prior to the spin-off from Carrols Restaurant Group, Inc. ("Carrols"), certain sale-leaseback transactions were classified as lease financing transactions because Carrols guaranteed the related lease payments. Effective upon the spin-off, the provisions that previously precluded sale-leaseback accounting were cured or eliminated. As a result, the real property leases entered into in connection with these transactions are now recorded as operating leases. Additionally, in the second quarter of 2012, we exercised purchase options associated with the leases for five restaurant properties also previously accounted for as lease financing obligations and purchased those properties from the lessor. Subsequently, four of the five properties have been sold in qualifying sale-leaseback transactions. Because of the qualification of these leases and purchase of the five properties, restaurant rent expense was $0.9 million higher, depreciation expense was $0.2 million lower, and interest expense was $1.2 million lower in the second quarter of 2013 as compared to the second quarter of 2012, and restaurant rent expense was $2.8 million higher, depreciation expense was $0.7 million lower, and interest expense was $3.9 million lower in the six month period ended June 30, 2013 as compared to the six month period ended July 1, 2012.

(d) General and administrative expenses include expenses related directly to Fiesta and corporate expenses allocated from Carrols (parent company of Fiesta until May 7, 2012). Such allocated expenses are for administrative support including executive management, information systems and certain legal and other administrative functions. Following the spin-off, the Company performs these functions or purchases services from either Carrols (under a transition services agreement) or third parties.

(e) General and administrative expenses for the six months ended June 30, 2013 include expenses related to the underwritten secondary public equity offering completed during March 2013 totaling $425. The Company did not receive any proceeds from the sale of shares in the offering.

(f) Impairment and other lease charges in the three and six months ended June 30, 2013 include an impairment charge related to a Taco Cabana location. Impairment and other lease charges in the six months ended July 1, 2012 consisted of asset impairment charges and lease charges associated with the closure of five Pollo Tropical restaurants in New Jersey and two Taco Cabana restaurants.

(g) As previously disclosed, Fiesta has granted shares of restricted stock to certain of its employees. Because the unvested shares participate in any dividends declared, the unvested shares are considered a second class of common stock for accounting purposes, impacting the calculation of net income per share. For further information, please see the Company's unaudited financial statements to be included in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

Fiesta Restaurant Group, Inc. Condensed Consolidated Balance Sheet (in thousands) (unaudited)

	June 30, 2013	December 30, 2012

Assets
Cash	$7,268	$15,533
Other current assets	17,300	15,424
Property and equipment, net	143,256	126,516
Goodwill	123,484	123,484
Intangible assets, net	161	202
Deferred income taxes	13,004	13,101
Deferred financing costs, net	4,908	5,690
Other assets	3,087	3,779
Total assets	$312,468	$303,729

Liabilities and Stockholders' Equity
Current liabilities	$39,461	$41,278
Long-term debt, net of current portion	200,861	200,889
Lease financing obligations	3,033	3,029
Deferred income sale-leaseback of real estate	34,901	36,096
Other liabilities	12,258	11,933
Total liabilities	290,514	293,225
Stockholders' equity	21,954	10,504
Total liabilities and stockholders' equity	$312,468	$303,729

Fiesta Restaurant Group, Inc.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(in thousands, except percentages and number of restaurants):

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Segment Revenues:
Pollo Tropical	$64,992	$57,190	$127,274	$115,024
Taco Cabana	75,888	71,643	147,230	139,951
Total revenues	140,880	128,833	274,504	254,975

Change in comparable restaurant sales: (a)
Pollo Tropical	6.4%	7.8%	5.1%	8.6%
Taco Cabana	1.1%	4.5%	1.5%	5.3%

Average Sales per Restaurant (b):
Pollo Tropical	$685	$647	$1,359	$1,279
Taco Cabana	462	455	906	889

Income (loss) before income taxes:
Pollo Tropical	$7,233	$5,761	$12,951	$5,103
Taco Cabana	703	760	1,477	(1,929)

Adjusted EBITDA (c):
Pollo Tropical	$11,973	$10,450	$21,778	$21,664
Taco Cabana	7,203	6,911	13,731	13,109

Number of Company-Owned Restaurants:
Pollo Tropical	96	89	96	89
Taco Cabana	164	158	164	158
Total company-owned restaurants	260	247	260	247

Company-Owned Restaurant Openings:
Pollo Tropical	4	3	6	3
Taco Cabana	3	1	5	1
Total new restaurant openings	7	4	11	4

Company-Owned Restaurant Closings:
Pollo Tropical	(1)	—	(1)	(5)
Taco Cabana	(1)	—	(1)	(1)
Net change in restaurants	5	4	9	(2)

Number of Franchised Restaurants:
Pollo Tropical	38	35	38	35
Taco Cabana	8	5	8	5
Total franchised restaurants	46	40	46	40

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.
(b) Average sales for company-owned or operated restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(c) Adjusted EBITDA is a non-GAAP financial measure. Please see the reconciliation of Adjusted EBITDA to net income in the table on the following page of this release. Adjusted EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense, and other income and expense. Adjusted EBITDA is used because it is a measure of segment profit or loss reported to our chief operating decision maker along with earnings before taxes for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

Fiesta Restaurant Group, Inc.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(in thousands, except per share amounts):

Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal and other administrative functions. Adjusted EBITDA for each of our segments is a measure of segment profitability reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment's performance. In addition, management believes that Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Adjusted EBITDA (both on a consolidated basis and on a segment basis) to net income i) provides useful information about our operating performance and period-over-period growth, (ii) provides additional information that is useful for evaluating the operating performance of our business, and (iii) permits investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measure is not a measure of financial performance or liquidity under GAAP and, accordingly should not be considered as an alternative to net income or net income per share as indicators of operating performance or liquidity. Also this measure may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Six months ended
	June 30, 2013	July 1, 2012	June 30, 2013	July 1, 2012
Adjusted EBITDA:
Pollo Tropical	$11,973	$10,450	$21,778	$21,664
Taco Cabana	7,203	6,911	13,731	13,109
Consolidated	19,176	17,361	35,509	34,773
Less:
Depreciation and amortization	5,178	4,377	9,988	9,217
Impairment and other lease charges	456	(39)	551	6,861
Interest expense	5,011	6,329	10,018	14,298
Provision for income taxes	2,967	2,600	4,660	1,118
Stock-based compensation	595	173	1,021	1,223
Other income	—	—	(497)	—
Net income	$4,969	$3,921	$9,768	$2,056

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